Exhibit 15.1

The Board of Directors and Shareholders

Gulf Island Fabrication, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-46155) pertaining to the Long-Term Incentive Plan, the Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan, and the Registration Statement (Form S-8 No. 333-176187) pertaining to the 2011 Stock Incentive Plan of our report dated April 29, 2013 relating to the unaudited condensed consolidated interim financial statements of Gulf Island Fabrication, Inc. that is included in its Form 10-Q for the quarter ended March 31, 2013.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 29, 2013